                                                                  EXHIBIT 10.65

                                CONSULTING AGREEMENT


       THIS CONSULTING AGREEMENT (this "Agreement") between F.Y.I. Incorporated, a Delaware corporation ("Company"), and David Lowenstein ("Consultant") is hereby entered into and effective as of January 1, 2000. The Agreement hereby supersedes any other employment or consulting agreement or understanding, written or oral, between the Company or its subsidiaries and Consultant.

       NOW, THEREFORE, for and in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

       1.     ENGAGEMENT AND DUTIES.

              (a) The Company hereby engages Consultant as a merger and acquisition consultant, to assist the Company in implementing its growth strategies and plans. Specific projects will be identified as required. EXHIBIT "A" sets forth in summary form a nonexclusive list of the duties and services that the Company and Consultant contemplate that Consultant will provide to the Company under this Agreement.

              (b) The consulting activities will be provided solely by Consultant. Consultant hereby accepts this engagement upon the terms and conditions herein contained and agrees to devote such time as the Company and Consultant shall reasonably determine to be necessary for Consultant to render such services.

       2.     FEES.

              (a) The Company shall compensate Consultant on an annual basis with respect to acquisition transactions closed during each calendar year during the Term hereof based upon the product of the earnings before interest and taxes of the acquired entity or assets EBIT (before deducting Goodwill associated with the subject transactions amortized over thirty (30) years) ("Acquired EBIT") multiplied by 1.5% (such product, the "Consulting Compensation").

              (b) Within forty-five (45) business days following the end of each fiscal quarter of the Company, the Company shall determine the estimated annual aggregate Acquired EBIT and pay Consultant an amount equal to 75% of the aggregate Consulting Compensation (each such payment, an "Initial Consulting Compensation Payment"), and shall provide Consultant with documentation setting forth the Company's calculations for such payment. At the one-year anniversary of each acquisition, the Company shall determine the actual aggregate Acquired EBIT recognized by the Company as adjusted for any post-closing adjustments pursuant to the transaction documents governing such acquisitions, accounting adjustments or otherwise ("Final Acquired EBIT"), and shall provide Consultant with documentation setting forth the Company's calculations for such payments. If the aggregate Consulting
       Compensation payable with respect to such acquisition based upon Final Acquired EBIT is greater than the Initial Consulting Compensation
       Payment previously made by the Company to Consultant, the Company shall deliver the balance to Consultant within forty-five (45) business days following the one-year anniversary; and in the event that the Initial Consulting Compensation Payment previously made by the Company to the Consultant with respect to such acquisition is greater than the aggregate Consulting Compensation payable with respect to such acquisition based upon Final Acquired EBIT, Consultant shall deliver to the Company an amount equal to the excess within forty-five (45) business days following such one-year anniversary, or this amount may be offset against payments to be made in a subsequent quarter.

              (c) If Consultant objects to the calculation of the Consulting Compensation based upon Final Acquired EBIT, he shall notify the Company within ten (10) business days following his receipt of the Company's calculations, setting forth in writing in specific detail the basis for his objection and his proposal for any adjustments thereto. The Company and Consultant shall use their respective best efforts to reach agreement as to any such adjustments or that no such adjustments are necessary. If agreement is reached with respect to such matters, the parties shall make such adjustments and payments as shall have been agreed upon. If the Company and Consultant are unable to reach agreement within twenty (20) business days, then Arthur Andersen LLP shall be engaged to review the disagreement and shall make a determination as to the resolution of the matter. All resolutions shall represent either agreement with the position taken by the Company or by Consultant or a compromise of such positions. The determination of Arthur Andersen LLP shall be final, conclusive and binding upon the Company and Consultant. Within five (5) business days following the conclusion of Arthur Andersen LLP, any amount determined to be owing to Consultant or the Company, whichever the case may be, shall be paid by the appropriate party. The costs of Arthur Andersen LLP for its services as described in this paragraph 2(c) shall be borne by the Company.

              (d) In no event shall the aggregate Consulting Compensation paid to Consultant for each calendar year during the term of this Agreement exceed $250,000.

              (e) The Company shall reimburse Consultant for all ordinary and necessary business expenses lawfully and reasonably incurred by Consultant in the performance of its services. Consultant shall document in reasonable detail all reimbursable expenses upon submission of any request for reimbursement.

       3.     AGREEMENTS CONCERNING OPTIONS AND WARRANTS.

              (a) Any and all outstanding options for the Company's Common Stock granted to Consultant prior to the date of termination of this Agreement (including without limitation any Early Termination) shall continue to vest through December 31, 2001 in accordance with their respective vesting schedules notwithstanding the change in

       Consultant's relationship with the Company from that of an employee to a consultant and (to the extent vested on or before December 31, 2001) shall remain exercisable through such date; provided, however, that in the event that the Company achieves net income per common share diluted of $1.93 for the fiscal year ended December 31, 2000, Consultant's options for 20,000 shares of the Company's Common Stock granted to Consultant in May 1999 shall become 100% vested effective upon the Company's public announcement of such net income per share or upon action by the Company's Board certifying that such target earnings for 2000 has been achieved. The Company shall take all actions and execute all documents reasonably necessary to evidence the foregoing agreements.

              (b) The Company and Consultant agree that the warrants to purchase 20,000 shares of the Company's Common Stock issued in May 1999 shall be cancelled effective upon execution of this Agreement, and that Consultant shall take all actions and execute all documents reasonably requested by the Company to evidence such cancellation.

       4.     TERM; TERMINATION.

              (a) The term of this Agreement shall begin on the date of this Agreement and continue until December 31, 2001 unless earlier terminated as described below, and shall continue thereafter on a year-to-year basis until written notice of termination is given by the Company or Consultant on or before October 1 of each year to terminate this Agreement effective as of December 31st of such year. Notwithstanding the foregoing, the Company may terminate this Agreement effective as of December 31, 2000 by providing written notice of termination to Consultant on or before October 1, 2000 (such termination being hereinafter referred to as an "Early Termination").

              (b) Upon termination of this Agreement, including an Early Termination, the Company shall pay Consultant all aggregate Consulting Compensation and other amounts due and owing to Consultant with respect to acquisitions closed on or before the effective date of termination in accordance with the provisions of paragraph 2 hereof. All other rights and obligations of the Company and Consultant under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under paragraph 3 and 9 herein and Consultant's obligations under paragraphs 2, 6, 7 and 8 herein shall survive such termination in accordance with their terms.

       5. RELATIONSHIP OF PARTIES. It is mutually understood and agreed that in the performance of his services under this Agreement, Consultant is at all times performing his services as an independent contractor, and acknowledges that he is responsible for payment of his income tax, employment taxes and social security taxes, if any. Further, Consultant will comply with all applicable taxing authorities, regulations and laws, whether federal, state or local or otherwise. Consultant shall not take any actions or make any representations to any person that would suggest that an employer-employee or principal-agent relationship exists between the Company and Consultant; PROVIDED, HOWEVER, that the Company and Consultant agree that Consultant's activities under this Agreement shall be performed by Consultant under the titles of "Founder" and "Director," and that the Company shall describe Consultant in such manner to third parties and provide Consultant with business cards featuring such titles. Consultant shall have no right or authority to assume or create any obligations on behalf of the Company, express or implied, nor shall Consultant represent to any person that he has such authority or that he serves the Company in any capacity other than as an outside consultant or in the manner described in the proviso of the immediately preceding sentence. In addition, the Company shall not be liable for any injuries suffered by Consultant while Consultant is consulting for the Company.

       6. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Except as required by the nature of Consultant's duties or with the prior written approval of an authorized officer of the Company, Consultant will not during the term of this Agreement or thereafter use or disclose any confidential or proprietary information of the Company or its subsidiaries, any of its customers or any potential acquisition candidates, including without limitation customer lists, market research, strategic plans or other information or discoveries, inventions, improvements, know-how, methods or other trade secrets, whether developed by Consultant or others. Consultant will comply with the Company's policies and procedures from time to time in effect for the protection of confidential or proprietary information.

       7.     NON-COMPETITION AGREEMENT.

              (a) Consultant will not, during the term of this Agreement and for a period of two (2) years immediately following the termination of Consultant's engagement under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business or entity of whatever nature:

              (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company, within 100 miles of (i) the principal executive offices of the Company or (ii) any place to which the Company (including the subsidiaries thereof) provides products or services or in which the Company (including the subsidiaries thereof) is in the process of initiating business operations during the term of this covenant (the "Territory");

              (ii) call upon any person who is, at that time, within the Territory, an employee of the Company (including the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including the subsidiaries thereof), provided that Consultant shall be permitted to call upon and hire any member of his immediate family;

              (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company (including the subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory;

              (iv) call upon any prospective acquisition candidate, on Consultant's own behalf or on behalf of any competitor, which candidate was either called upon by the Company (including the subsidiaries thereof) or for which the Company made an acquisition analysis, for the purpose of acquiring such entity; or

              (v) disclose customers, whether in existence or proposed, of the Company (or the subsidiaries thereof) to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

       Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Consultant from acquiring as an investment not more than three percent (5%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

              (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Consultant agrees that the foregoing covenant may be enforced by the Company in the event of breach by him by injunctions and restraining orders without the necessity of posting any bond therefor.

              (c) It is agreed by the parties that the foregoing covenants in this paragraph 7 impose a reasonable restraint on Consultant in light of the activities and business of the Company (including the Company's subsidiaries) on the date of the execution of this Agreement and the current plans of the Company (including the Company's subsidiaries); but it is also the intent of the Company and Consultant that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company (including the Company's subsidiaries) throughout the term of this covenant, whether before or after the date of termination of Consultant's engagement hereunder, subject to the following paragraph. For example, if, during the term of this Agreement, the Company (including the Company's subsidiaries) engages in new and different activities, enters a new business or established new locations for its current activities or businesses in addition to or other than the activities or businesses in which the Company and its subsidiaries are engaged as of the date hereof or the locations currently established therefor, then Consultant will be precluded from soliciting the customers or employees of such new activities or businesses or from such new location and from directly competing with such new businesses within 100 miles of its then-established operating locations through the term of this covenant.

       It is further agreed by the parties hereto that, in the event that Consultant shall cease to be engaged hereunder, and shall enter into a business or pursue other activities not in competition with the Company (including the Company's subsidiaries) or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this paragraph 7, and in any event such new business, activities or location are not in violation of this paragraph 7 or of Consultant's obligations under this paragraph 7, Consultant shall not be chargeable with a violation of this paragraph 7 if the Company (including the Company's subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

              (d) The covenants in this paragraph 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed to such extent.

              (e) All of the covenants in this paragraph 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of two (2) years following Consultant's engagement set forth at the beginning of this paragraph 7, during which the agreements and covenants of Consultant made in this paragraph 7 shall be effective, shall be computed by excluding from such computation any time during which Consultant is in violation of any provision of this paragraph 7.

       8. USE AND RETURN OF DOCUMENTS. Consultant will not disclose any documents, record, tapes and other media that contain confidential information and will not copy any such material or remove it from the Company's offices except as approved by an authorized officer of the Company.
 Upon termination of this Agreement, Consultant will return to the Company all copies of documents, records, tapes and other media that contain confidential information.

       9.     CHANGE IN CONTROL.

              (a) Unless he elects to terminate this Agreement pursuant to
       (c) below, Consultant understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

              (b) In the event of a pending Change in Control wherein
       Consultant has not received written notice at least fifteen (15) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, such Change in Control shall be deemed to be a termination of this Agreement by the Company and the amount of the lump-sum termination payment due to Consultant shall be $1.5 million and the non-competition provisions of paragraph 7 shall all apply. Payment shall be made either at closing of the transaction if notice is served at least five (5) days before closing or within ten (10) days of Consultant's written notice.

              (c) In any Change in Control situation in which (i) Consultant has received written notice from the successor to the Company that such pending successor is willing to assume the Company's obligations hereunder or (ii) Consultant receives notice after the Change in Control that Consultant is being terminated, Consultant may nonetheless, at his sole discretion, elect to terminate this Agreement by providing written notice to the Company at any time prior to closing of the transaction and, subject to the termination provisions of paragraph 3 hereof, up to one (1) year after the closing of the transaction giving rise to the Change in Control. In such case, the amount of the lump-sum termination payment due to Consultant shall be $1.5 million and the non-competition provisions of paragraph 7 shall all apply. Payment shall be made either at closing if notice is served at least five (5) days before closing or within ten (10) days of written notice by Consultant.

              (d) For purposes of applying paragraph 3 under the circumstances described in (b) and (c)(ii) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control, and all fees, reimbursements and lump-sum payments due Consultant must be paid in full by the Company at such time.
       Further, Consultant will be given sufficient time in order to comply with the Securities and Exchange Commission's regulations to elect whether to exercise and sell all or any of his vested options to purchase Common Stock of the Company, including any options with accelerated vesting under the provisions of the Company's 1995 Long-Term Incentive Compensation Plan or any warrants, such that he may convert the options or warrants to shares of Common Stock of the Company at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

              (e) A "Change in Control" shall be deemed to have occurred if:

       (i) any person, other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company;

       (ii) the individuals (A) who, as of the effective date of the Company's registration statement with respect to its initial public offering, constitute the Board of Directors of the Company (the
"Original Directors") or (B) who thereafter are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election), cease for any reason to constitute a majority of the members of the Board of Directors of the Company;

       (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

       (iv) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., 50% or more of the total assets of the Company (including the Company's subsidiaries)).

              (f) The Company shall notify Consultant in writing at any time that the Company or any member of its Board anticipates that a Change in Control is reasonably likely to take place.

              (g) If any portion of the severance benefits, Change in Control benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company, including but not limited to stock options, warrants and other long-term incentives (in the aggregate "Total Payments") would be subject to the excise tax imposed by
       Section 4999 of the Code, as amended (or any similar tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Consultant shall be entitled under this paragraph to an additional amount (the "Gross-Up Payment") such that after payment by Consultant of all of Consultant's applicable Federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, Consultant will retain an amount equal to the Excise Tax imposed on the Total Payments.

              For purposes of this paragraph Consultant's applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the Gross-Up Payment.

              All determinations required to be made under this Agreement, including whether a Gross-Up Payment is required under this paragraph, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the Company's current independent accounting firm, or such other firm as the Company may designate in writing prior to a Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Consultant within twenty business days of the receipt of notice from Consultant that there will likely be a Change in Control, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the party effecting the Change in Control or is otherwise unavailable, Consultant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm with respect to such determinations described above shall be borne solely by the Company.

              Consultant agrees (unless requested otherwise by the Company) to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Consultant owes an amount of Excise Tax greater than the amount determined pursuant to this paragraph; PROVIDED, that Consultant shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by Consultant in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that Consultant owes an amount of Excise Tax that is either greater than the amount previously taken into account and paid under this Agreement, the Company shall promptly pay to Consultant the amount of such shortfall. In the case of any payment that the Company is required to make to Consultant pursuant to the preceding sentence (a "Later Payment"), the Company shall also pay to Consultant an additional amount such that after payment by Consultant of all of Consultant's applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on such additional amount, Consultant will retain an amount equal to the total of Consultant's applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, arising due to the Later Payment.

       10. REMEDIES. Consultant acknowledges that in the event of a violation by him of this Agreement the harm to the Company could be irreparable. Consultant agrees that, in addition to any other remedies provided by law, the Company will be entitled to obtain injunctive relief against any such violation without having to post a bond.

       11. COMPLETE AGREEMENT. There are no oral representations, understandings, or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Consultant and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by the Company and Consultant, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such terms.

       12. NO WAIVER. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

       13. NOTICES. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

              To the Company:      F.Y.I. Incorporated
                                   3232 McKinney Avenue
                                   Suite 900
                                   Dallas, TX 75204
                                   Attention: Margot T. Lebenberg
                                   Senior Vice President and General Counsel

              To Consultant:       David Lowenstein
                                   1 Palace Pier Court, Suite 2303
                                   Etobicoke, Ontario M8V 3W9

Notice shall be deemed given and effective five (5) days after the deposit in the mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 13.

       14. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in the way to describe, interpret, defined or limit the extent or intent of this Agreement or of any part hereof.

       15. GOVERNING LAW; PLACE OF PERFORMANCE. This Agreement shall in all respects be construed according to the laws of the State of Texas and Consultant accepts Texas jurisdiction.

       16. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company.

       IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.



F.Y.I. INCORPORATED                       CONSULTANT



By:    /s/Ed H. Bowman, Jr.               /s/David Lowenstein
       --------------------------         ----------------------------
       Ed H. Bowman, Jr.                  David Lowenstein

                                    EXHIBIT "A"


       Set forth below is a nonexclusive list in summary form of certain of Consultant's responsibilities under the Consulting Agreement dated as of January 1, 2000, it being understood and agreed by the parties to the Consulting Agreement that in light of the fluid nature of acquisition transactions additional services may be requested and that certain of the services described below may not be applicable.

       - Consultant will consult with the Company's executives concerning the tone and direction of the Company's acquisition program with respect to all business units (now or hereafter existing) of the Company and its subsidiaries

       - On selected acquisition transactions, Consultant will work as an acquisition team with Thomas C. Walker, the Company's Chairman of the Board and Chief Development Officer

       - Consultant will provide advice and guidance to David M. Byerley, the Company's Senior Vice President-Corporate Development, or any successor thereto, with respect to acquisition transactions

       - Consultant will review the details of all pending acquisition transactions of the Company and its subsidiaries concerning the terms thereof and the strategic goals to be effected thereby, including without limitation the following:

              - Whether or not to go forward with the pending acquisition on the proposed terms thereof or to modify the terms

              - The most advantageous tax, corporate and managerial structure of the proposed transaction and of the acquired entity or assets on a post-acquisition basis

              - The status of the negotiations with respect to the acquisition and the suggested resolutions of outstanding issues with respect thereto, in light of the transaction at issue, the Company's objectives and the Company's past acquisitions

              - Compliance with the Company's goals, standards and best practices

              -      Final review and approval of transactions prior to closing

       - Consultant shall assist the Company and its representatives in selected investor relations activities and events as reasonably determined by the Company and Consultant

       - Consultant, in his capacity as a Director of the Company, shall serve on the Executive Committee of the Board of Directors of the Company


                                       A-2